Exhibit 99.3(B)

VARIABLE CONTRACT PRINCIPAL UNDERWRITER AGREEMENT

THIS AGREEMENT made as of January 1, 2006, by and between Integrity Life Insurance Company, an Ohio stock life insurance company (the “Company”) and Touchstone Securities, Inc., a Nebraska corporation and a registered broker-dealer (the “Distributor”).

WHEREAS, the Distributor is registered as a broker-dealer with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934 (the “1934 Act”) and is a member of the National Association of Securities Dealers, Inc. (the “NASD”);

WHEREAS, the Company and its Separate Accounts listed on Exhibit A as may be amended from time to time (the “Accounts”), each a separate investment account established by the Company pursuant Ohio Insurance Law and a registered investment company under the Investment Company Act of 1940 (the “1940 act”) of the type referred to as a unit investment trust, propose to offer for sale certain variable annuity contracts (the “Contracts”), which may be deemed to be securities under the Securities Act of 1933 (the “1933 Act”);

WHEREAS, each Account will invest solely in specified securities of the underlying mutual funds offered within the Contracts;

WHEREAS, the parties desire to have the Distributor act as principal underwriter for each Account and assume such supervisory responsibility as is required by federal and state securities law and applicable requirements of the NASD for the securities activities of any “person associated” (as that term is defined in Section 3(a)(18) of the 1934 Act) with the Distributor, including Company personnel engaged directly or indirectly in the Company’s variable annuity insurance operations (the “Associated Persons”);

WHEREAS, the parties desire to have the Company perform certain services in connection with the sale of the Contracts;

NOW, THEREFORE, in consideration of the covenants and mutual promises herein contained, the Distributor and the Company agree as follows:

1.    The Distributor will act as the principal underwriter of the Contracts in each state or other jurisdiction where the Contracts may legally be sold.  The Company and the Distributor will from time to time enter into separate written agreements (“Selling Agreements”) on such terms and conditions as the parties may determine not inconsistent with this Agreement, with one or more individuals or organizations which agree to participate in the distribution of the Contracts.  Such individuals or organizations (“Dealers”) shall be registered as broker-dealers under the 1934 Act and members of the NASD.  Each such Dealer and its representatives soliciting applications for Contracts shall be duly and appropriately licensed for the sale of the Contracts under the insurance law and any applicable securities law of each state or other jurisdiction in which the Dealer or representative is required to be so licensed.  The Selling Agreements shall be in such form as approved by the Company.

2.    The Distributor will assume such supervisory responsibility for the securities activities of, and for securities law compliance by its Associated Persons, as is required by applicable federal and state law and NASD requirements, including the NASD Rules of Fair Practice.  The Distributor will have such responsibility as is contemplated by Section 15(b)(4)(E) of the 1934

Act in connection with the training, supervision and control of its Associated Persons.  The parties understand that certain sales literature and materials intended for use in connection with the sale of Contracts may require filings with and/or approvals from the SEC, NASD and other regulatory authorities.  In advance of using any such literature or materials, the Distributor will obtain the approval of the Company and will make any such required regulatory filing or seek any such required approval.  The Distributor will provide appropriate training materials for its Associated Persons, use its best efforts to prepare them to complete satisfactorily any and all applicable NASD and state qualification exams, register the Associated Persons as their registered representatives before they engage in securities activities, and supervise them in the performance of such activities.  It is understood and agreed that the office of the Distributor at 303 Broadway, Cincinnati, Ohio 45202 will be designated the Office of Supervisory Jurisdiction of the Distributor and will perform such functions as are agreed to by the Company and the Distributor.

3.    Distributor shall ensure in its selling Agreements that each Dealer supervises its registered representatives, particularly with regard to any required determination of suitability of Contract purchases and sales with its customers.  Dealers shall assume any legal responsibilities of Company for the acts, omissions or defalcations of its registered representatives insofar as they relate to the sale of the Contracts.  Applications for Contracts solicited by such Dealers through its registered representatives shall be transmitted directly to the Company, and if received by Distributor, shall be forwarded to Company.  All payments under the Contracts received by the Distributor shall be remitted promptly to Company.

4.    The Company will bear the cost of all services and expenses, including legal services and expenses and registration, filing and other fees, in connection with (a) registering and qualifying the Accounts, the Contracts, and (b) licensing the Associated Persons with federal and state regulatory authorities and the NASD when applicable, and (c) printing and distributing all of the Accounts’ registration statements, prospectuses and statements of additional information for the Contracts (including amendments), Contracts, Account notices and periodic reports, proxy solicitation material, and Account sales literature and advertising.

To the extent that the Distributor incurs any of these costs on behalf of the Company, the Company agrees to reimburse Distributor at cost for services and facilities provided by Distributor pursuant to this Agreement.  The charge to the Company for such services and facilities shall include all direct and indirect allocable expenses.  The methods for allocating expenses to the Company shall be determined in accordance with SSAP #70 “Allocation of Expenses.”

5.    The Company will, in connection with the sale of the Contracts, pay all amounts (including sales commissions) due to Dealers who sell Contracts under Selling Agreements, in amounts specified in the Selling Agreements and agreed to by the Company.

6.    The Distributor will be responsible for compliance with respect to the maintenance and preservation in accordance with all applicable federal and state securities laws and regulations, including Rules 17a-3 and 17a-4 under the 1934 Act, of all books and records required to be maintained in connection with the offer and sale of the Contracts being distributed pursuant to this Agreement.  The Company shall maintain and preserve such books and records on behalf of and as the agent for the Distributor in conformity with the requirements of Rules 17a-3 and 17a-4 under the 1934 Act.  Such books and records shall be the property of the Distributor and shall at all times be subject to inspection by the NASD and the SEC in accordance with Section 17(a) of the 1934 Act.  The Company, acting as agent for the Distributor upon or prior to completion of each transaction for which a confirmation is legally required, will send a written confirmation for each such transaction reflecting the facts of the transaction.

7.    The Distributor will execute such papers and do such acts and things as shall from time to time be reasonably requested by the Company for the purpose of (a) maintaining the registration statements relating to the Contracts under the 1933 Act and the 1940 Act, and (b) qualifying and maintaining qualification of the Contracts for sale under the applicable laws of any state. It will, however, remain the responsibility of the Company to obtain and maintain all necessary approvals and registration of the Contracts with all relevant regulatory authorities.

8.    The Distributor is not authorized to give any information, or to make any representations concerning the Contracts, Accounts or the Company other than those contained in the current registration statements, prospectuses or statements of additional information (as amended from time to time) for the Contracts filed with the SEC or such sales literature and materials as may be authorized by the Company.

9.    The Company guarantees the performance of all of the Distributor’s obligations, imposed by any of Section 27(d) or 27(f) of the 1940 Act or paragraph (b) of Rule 27d-2 adopted by the SEC under the 1940 Act, to the extent applicable, to make refunds required of the principal underwriter of the Contracts issued in connection with the Accounts.  If, and to the extent that after notifying the Company of its intention to do so, the Distributor makes any refund of any charges required under Section 27(d) or Section 27(f) of the 1940 Act or Rule 27d-2(b) thereunder, the Company will indemnify the Distributor for, and hold it harmless against, the payment of such amount.

10.   Each party hereto shall advise the other promptly of (a) any action of the SEC or any authorities of any state or territory, of which it has knowledge, affecting registration or qualifications of the Accounts or the Contracts, or the right to offer the Contracts for sale, and (b) the happening of any event which makes untrue any statement, or which requires the making of a change in the registration statements or prospectuses or statements of additional information in order to make the statements therein not misleading.

11.   The obligations of the Distributor under this Agreement relate solely to its status as the principal underwriter of the Contracts and nothing in this Agreement shall be construed as imposing or giving rise to any duty or liability of the Distributor with respect to the sale, registration or qualification of the underlying securities.

12.   The services of the Distributor and the Company under this Agreement are not deemed to be exclusive and the Distributor and the Company shall be free to render similar services to others, including, without implied limitation, such other separate investment accounts as are now or hereafter established by the Company, the Distributor or any affiliate of the Distributor.

13.   This Agreement shall continue in full force and effect until terminated.  This Agreement may be terminated at any time without penalty by 60 days written notice by either party.  This Agreement cannot be assigned without the permission of both the Company and the Distributor and without the approval of the Ohio Department of Insurance.

14.   This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

15.  Distributor shall implement and maintain appropriate measures designed to safeguarding the Company’s customer information and customer information systems.  Distributor shall adjust its information security program at the request of the Company for any relevant changes dictated by the Company’s assessment of risk around its customer information and customer information systems.  Confirming evidence that Distributor has satisfied its obligations under this Agreement shall be made available, during normal business hours, for inspection of the Company, anyone authorized by the Company, and any governmental agency that has regulatory authority over the Company’s business activities.

16.  The Company and Distributor each shall appoint one or more individuals who shall serve as contact persons for the purpose of carrying out this Agreement.  Such contact persons shall be authorized to act on behalf of their respective parties as to the matters pertaining to this Agreement.  Effective upon execution of this Agreement, the initial contact persons shall be those set forth in Exhibit B.  Each party shall notify the other in writing, as to the name, address and telephone number of any replacement for any such designated contact person.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Integrity Life Insurance Company

By:	/s/ Kevin L. Howard
Kevin L. Howard
Senior Vice President and General Counsel

Touchstone Securities, Inc.

By:	/s/ Terrie A. Weidenheft
Terrie A. Weidenheft
Senior Vice President and Chief Financial Officer

By:	/s/ Patricia J. Wilson
Patricia J. Wilson
Assistant Vice President and Chief Compliance Officer

EXHIBIT A

Separate Account I of Integrity Life Insurance Company

1940 Act number 811-04844

Separate Account II of Integrity Life Insurance Company

1940 Act number 811-07134

EXHIBIT B

Contact Persons

For Integrity Life Insurance Company:

Kevin L. Howard

Senior Vice President and Associate General Counsel

400 Broadway

Cincinnati, Ohio 45202

kevin.howard@wslife.com

513-361-6675 - Phone

513-629-1044 - Fax

For Touchstone Securities, Inc.:

Patricia J. Wilson

Assistant Vice President and Chief Compliance Officer

303 Broadway

Cincinnati, Ohio 45202

patty.wilson@touchstonefunds.com

513-362-8256 - Phone